EXHIBIT 99


            AUDITED FINAINCIAL STATEMENTS OF AMERICAN STORES COMPANY

        INDEX TO AUDITED FINAINCIAL STATEMENTS OF AMERICAN STORES COMPANY


         The following audited financial statements of American Stores Company have been taken from Item 8 of American Stores Company Form 10-K as filed by American Stores Company with the Securities and Exchange Commission on April 13, 1999, Commission File No. 1-5392.


         Report of Independent Auditors                                       8

         Consolidated Statements of Earnings                                  9

         Consolidated Balance Sheets                                         10

         Consolidated Statements of Cash Flows                               11

         Consolidated Statements of Shareholders' Equity                     12

         Notes to Consolidated Financial Statements                          13

Shareholders and Board of Directors
American Stores Company

We have audited the accompanying consolidated balance sheets of American Stores Company and subsidiaries as of January 30, 1999, January 31, 1998 and February 1, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Stores Company and subsidiaries at January 30, 1999, January 31, 1998 and February 1, 1997, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1999, in conformity with generally accepted accounting principles.


                                   ERNST & YOUNG LLP




March 17, 1999
Salt Lake City, Utah




Consolidated Statements of Earnings

(In thousands, except per share data)                                      1998              1997               1996
------------------------------------------------------------- ------------------ ----------------- ------------------

Sales                                                               $19,866,725        $19,138,880       $18,678,129
Cost of merchandise sold, including
  warehousing and transportation
  expenses                                                           14,560,899         14,039,263        13,713,151
                                                              ------------------ ----------------- ------------------

Gross profit                                                          5,305,826          5,099,617         4,964,978

Operating and administrative expenses                                 4,437,804          4,317,576         4,220,187
Merger related stock options                                            195,252
Restructuring and impairment                                                                13,400            77,151
                                                              ------------------ ----------------- ------------------

Operating profit                                                        672,770            768,641           667,640

Other income (expense):
  Interest income                                                         3,337              5,647             8,470
  Interest expense                                                     (232,652)          (216,710)         (171,558)
  Shareholder related expense                                                              (33,913)
                                                              ------------------ ----------------- ------------------

Total other income (expense)                                           (229,315)          (244,976)         (163,088)
                                                              ------------------ ----------------- ------------------

Earnings before income taxes                                            443,455            523,665           504,552
Federal and state income taxes                                         (209,711)          (243,045)         (217,331)
                                                              ------------------ ----------------- ------------------

Net earnings                                                        $   233,744        $   280,620        $  287,221
                                                              ================== ================= ==================

Basic earnings per share                                                   $.85             $1.02               $.98

Diluted earnings per share                                                 $.84             $1.01               $.98

Average number of common shares
  outstanding used for basic earnings
  per share                                                             274,790           276,409            291,776
Dilutive common stock options                                             2,772             1,360                875
                                                              ------------------ ----------------- ------------------

Average number of common shares
  Outstanding used for dilutive
  earnings per share                                                    277,562           277,769            292,651
                                                              ================== ================= ==================

Outstanding employee stock options
  having no dilutive effect                                                                 4,350



See notes to consolidated financial statements



Consolidated Balance Sheets

                                                                                              Year-End
                                                                      ------------------ ------------------------- -----------
(In thousands, except per share data)                                              1998               1997               1996
--------------------------------------------------------------------- ------------------ ------------------ ------------------
ASSETS
Current Assets
  Cash and cash equivalents                                                   $   35,493        $   47,794         $   37,467
  Receivables                                                                    427,911           399,319            318,878
  Inventories                                                                  1,726,015         1,714,229          1,725,542
  Prepaid expenses                                                                67,929            71,855             66,510
  Deferred income tax benefits                                                    83,055            28,583             18,099
                                                                      ------------------ ------------------ ------------------
Total Current Assets                                                           2,340,403         2,261,780          2,166,496

Property, Plant and Equipment and
  Property Under Capital Leases,at cost
    Land                                                                         927,021           856,967            734,726
    Buildings                                                                  2,452,509         2,325,388          1,980,660
    Fixtures and equipment                                                     3,000,732         2,877,019          2,616,786
    Leasehold improvements                                                       927,441           831,364            781,454
                                                                      ------------------ ------------------ ------------------
                                                                               7,307,703         6,890,738          6,113,626
Less accumulated depreciation and
  amortization                                                                (2,683,628)       (2,552,723)        (2,361,255)
                                                                      ------------------ ------------------ ------------------
Net Property, Plant and Equipment                                              4,624,075         4,338,015          3,752,371
Goodwill, net of accumulated amortization                                      1,589,614         1,611,812          1,665,242
Other Assets                                                                     331,207           324,408            297,296
                                                                      ================== ================== ==================
Total Assets                                                                  $8,885,299        $8,536,015         $7,881,405
                                                                      ================== ================== ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                            $1,147,510        $1,186,845         $  851,285
  Accrued payroll and benefits                                                   333,917           301,656            325,806
  Current portion of self-insurance reserves                                      99,643           108,263            121,144
  Income taxes payable                                                            15,392            11,293             21,290
  Other current liabilities                                                      338,842           412,342            416,153
  Current maturities of long-term debt
    and obligations under capital leases                                          49,651           100,935             66,003
                                                                      ------------------ ------------------ ------------------
Total Current Liabilities                                                      1,984,955         2,121,334          1,801,681

Self-insurance Reserves, less current
  portion                                                                        266,661           390,661            403,981
Deferred Income Taxes                                                            361,566           349,041            348,846
Other Liabilities                                                                149,892           163,927            178,326
Long-term Debt and Obligations Under
  Capital Leases, less current
  maturities                                                                   3,423,029         3,201,970          2,613,144

Shareholders' Equity
  Common stock of $1.00 par value,
    authorized 700,000 shares; issued
    299,778 shares                                                               299,778           299,778            299,778
  Additional paid-in capital                                                     463,246           269,205            212,672
  Retained earnings                                                            2,455,223         2,320,322          2,136,744
  Less cost of treasury stock; 23,103
    shares in 1998, 26,172 shares in
    1997 and 7,949 shares in 1996                                               (519,051)         (580,223)          (113,767)
                                                                      ------------------ ------------------ ------------------
Total Shareholders' Equity                                                     2,699,196         2,309,082          2,535,427
                                                                      ================== ================== ==================
Total Liabilities and Shareholders' Equity                                    $8,885,299        $8,536,015         $7,881,405
                                                                      ================== ================== ==================

See notes to consolidated financial statements



Consolidated Statements of Cash Flows

 (In thousands of dollars)                                                           1998             1997              1996
----------------------------------------------------------------------- ------------------ ---------------- -----------------
Cash Flows from Operating Activities:
Net earnings                                                                     $233,744         $280,620         $287,221
Adjustments to reconcile net earnings
  to net cash provided by operating
  activities:
Depreciation and amortization                                                     487,304          468,869          440,445
Merger related stock option charge                                                195,252
Net (gain) loss on asset sales                                                    (15,818)            (772)             265
Self-insurance reserve decrease                                                  (132,620)         (26,201)         (62,367)
Other                                                                               5,865          (78,004)         120,070
(Increase) decrease in current assets:
  Receivables                                                                     (28,592)         (80,441)             810
  Inventories                                                                     (11,786)          11,313         (152,920)
  Prepaid expenses                                                                (50,546)         (15,829)           5,006
(Decrease) increase in current liabilities:
  Accounts payable                                                                (39,335)         335,560         (145,069)
  Other current liabilities                                                       (52,256)          16,137           66,759
  Accrued payroll and benefits                                                     32,261          (24,150)          (6,037)
  Income taxes payable                                                              4,099           (9,997)           3,998
                                                                        ------------------ ---------------- -----------------
Total adjustments                                                                 393,828          596,485          270,960
                                                                        ------------------ ---------------- -----------------
Net cash provided by operating activities                                         627,572          877,105          558,181
                                                                        ------------------ ---------------- -----------------

Cash Flows from Investing Activities:
Expended for property, plant and equipment                                       (830,376)        (974,724)        (943,080)
Proceeds from sale of assets                                                      115,450           39,447           47,670
Increases in other assets                                                         (56,813)         (43,638)         (60,416)
                                                                        ------------------ ---------------- -----------------
Net cash used in investing activities                                            (771,739)        (978,915)        (955,826)
                                                                        ------------------ ---------------- -----------------

Cash Flows from Financing Activities:
Proceeds from long-term borrowing                                                 145,000          500,000          350,000
Payment of long-term borrowing                                                    (50,000)        (160,000)        (100,000)
Net addition to debt and obligations under
  capital leases                                                                   75,748          279,101          188,979
Proceeds from exercise of stock options, other                                     59,961           44,164           24,860
Repurchase of common stock                                                                                          (37,798)
Repurchase of common stock from major
  Shareholder                                                                                     (550,000)
Issuance of common stock for over-allotments                                                        95,914
Cash dividends                                                                    (98,843)         (97,042)         (93,351)
                                                                        ------------------ ---------------- -----------------
Net cash provided by financing activities                                         131,866          112,137          332,690
                                                                        ------------------ ---------------- -----------------
Net (decrease) increase in cash and cash
  Equivalents                                                                     (12,301)          10,327          (64,955)

Cash and Cash Equivalents:
Beginning of Year                                                                  47,794           37,467          102,422
                                                                        ------------------ ---------------- -----------------

End of Year                                                                      $ 35,493         $ 47,794         $ 37,467
                                                                        ================== ================ =================

See notes to consolidated financial statements



Consolidated Statements of Shareholders' Equity


                                                                   Additional
(In thousands,                                       Common           Paid-In           Retained         Treasury
except per share data)                                Stock           Capital           Earnings            Stock             Total
---------------------------------------------- ------------- ----------------- ------------------ ---------------- -----------------

Balance at beginning of 1996                       $299,778          $195,229         $1,942,874        $(83,385)       $2,354,496
                                               ============= ================= ================== ================ =================

Net earnings - 1996                                                                      287,221                           287,221
Issuance of 1,127 shares of
  stock for stock options,
  awards and Employee Stock
  Purchase Plan (ESPP)                                                  7,891                              7,497            15,388
Dividends ($.32 per share)                                                               (93,351)                          (93,351)
Stock Purchase Incentive Plans                                          8,856                                                8,856
Purchase of 13 shares for
  treasury, including ESPP
  buybacks                                                               (103)                               (78)             (181)
Stock Repurchase Program 2,180
  Shares                                                                                                 (37,798)          (37,798)
Other                                                                     799                                 (3)              796
                                               ============= ================= ================== ================ =================
Balances at year-end 1996                          $299,778          $212,672         $2,136,744       $(113,767)       $2,535,427
                                               ============= ================= ================== ================ =================

Net earnings - 1997                                                                      280,620                           280,620
Issuance of 1,652 shares of
  stock for stock options,
  awards and Employee Stock
  Purchase Plan (ESPP)                                                  5,983                             24,704            30,687
Shares related to directors'
 Stock compensation plan - 193
 Shares                                                                 3,931                                 86             4,017
Dividends ($.35 per share)                                                               (97,042)                          (97,042)
Stock Purchase Incentive Plans                                         10,425                                               10,425
Purchase of 59 shares for
  treasury, including ESPP
  buybacks                                                                                                  (967)             (967)
Stock Repurchase from major
  shareholder -   24,444 shares                                                                         (550,000)         (550,000)
Stock issuance for over-
  allotments - 4,622 shares                                            36,194                             59,721            95,915
                                               ------------- ----------------- ------------------ ---------------- -----------------

Balances at year-end 1997                          $299,778          $269,205         $2,320,322       $(580,223)       $2,309,082
                                               ============= ================= ================== ================ =================

Net earnings - 1998                                                                      233,744                           233,744
Issuance of 3,158 shares of
  stock for stock options and                                         (11,367)                            62,816            51,449
  awards
Merger related stock options                                          195,252                                              195,252
Dividends ($.36 per share)                                                               (98,843)                          (98,843)
Stock Purchase Incentive Plans                                          1,358                                                1,358
Purchase of 101 shares for
  treasury, including ESPP
  buybacks                                                                                                (1,824)           (1,824)
Shares related to directors'
  stock compensation plan - 20
  shares                                                                3,174                                180             3,354
Other                                                                   5,624                                                5,624
                                               ------------- ----------------- ------------------ ---------------- -----------------
Balances at year-end 1998                          $299,778          $463,246         $2,455,223       $(519,051)       $2,699,196
                                               ============= ================= ================== ================ =================

See notes to consolidated financial statements


Notes to Consolidated Financial Statements

Nature of Operations
American Stores Company is one of the nation's leading food and drug retailers, operating 1,580 stores in 26 states. The Company operates in a single industry segment and its principal formats include supermarkets, stand-alone drug stores and combination food/drug stores. Principal markets, where products are sold primarily to retail customers, include California, Illinois, New Jersey, Pennsylvania, Nevada, Indiana, Massachusetts and Arizona.

Significant Accounting Policies
Fiscal Year. The fiscal year of the Company ends on the Saturday nearest to January 31. All references herein to "1998", "1997" and "1996" represent the 52-week fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively.

Basis of Consolidation. The consolidated financial statements include the accounts of American Stores Company and all subsidiaries. Accordingly, all references herein to "American Stores Company" include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair value.

Depreciation and Amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of owned assets. Leasehold improvements and leased properties under capital leases are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter. The depreciable lives are primarily 20 to 25 years for buildings, 3 to 10 years for fixtures and equipment and 20 to 25 years for leasehold improvements and property under capital lease, depending on the life of the lease. Depreciation expense related to property, plant and equipment amounted to $407.5 million, $390.4 million and $359.9 million in fiscal 1998, 1997 and 1996, respectively. Amortization expense related to property under capital leases amounted to $7.6 million, $8.5 million and $9.2 million in fiscal 1998, 1997 and 1996, respectively.

Goodwill. Goodwill, principally from the acquisition of Lucky Stores, Inc. in 1988, represents the excess of cost over fair value of net assets acquired and is being amortized over 40 years using the straight-line method. Accumulated amortization amounted to $579.1 million, $524.6 million and $471.2 million in 1998, 1997 and 1996, respectively.

Costs of Opening and Closing Stores. The costs of opening new stores are charged against earnings as incurred. When operations are discontinued and a store is closed, the remaining investment, net of salvage value, is charged against earnings and, for leased stores, a provision is made for the remaining lease liability, net of expected sublease income.

Derivative Financial Instruments. The Company enters into interest rate swaps and similar agreements to modify the interest rate characteristics of its outstanding debt or on anticipated public debt financing of the Company and holds them strictly for purposes other than trading. The objective of these derivative transactions is to reduce the Company's exposure to changes in interest rates, and each transaction is evaluated periodically by the Company for changes in market value and counterparty credit exposure.

The agreements are usually in notional amounts less than the total amount of the anticipated debt issue and are generally in effect for a period estimated to expire concurrent with the anticipated debt issue. They involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The difference to be paid or received as interest rates change is recognized quarterly in the case of the LIBOR basket swap. The fair value of any treasury rate locks is being amortized over the term of debt issued as an addition to interest expense. In the event of the early extinguishment of an obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment of the obligation.

Income Taxes. The Company provides for deferred income taxes or credits as temporary differences arise in recording income and expenses between financial reporting and tax reporting. Amortization of goodwill is not deductible for purposes of calculating income tax provisions.

Environmental Remediation Costs. Costs incurred to investigate and remediate contaminated sites are accrued when identified and estimable. The related costs are expensed unless the remediation extends the economic useful life of the assets employed at the site.

Insurance Programs. The Company is self-insured for property loss, workers' compensation, general liability and automotive liability, for claims occurring through the 1997 fiscal year end, subject to specific retention levels. Claims for workers' compensation, general liability and automotive liability are insured for fiscal 1998. The Company is required in certain cases to obtain letters of credit to support its self-insured status. At year-end 1998, the Company's self-insured liabilities were supported by approximately $150.0 million of undrawn letters of credit. The Company is also self-insured for health care claims for eligible active and retired associates. Self-insured liabilities, with the exception of postretirement health care benefits, are not discounted.

The basis for the amount of the Company's accrual for self insurance claims is determined by an independent actuary who arrives at the ultimate costs of claims that have occurred by analyzing amounts already paid to claimants, open case reserves and an estimate of incurred but not reported losses, including both claims that are unreported as of the valuation date and the future growth in claim value that will occur as more information about each claim becomes known.

Impairment. Impairment is recognized on long-lived assets when indicators of impairment are present and the undiscounted cash flows are less than the related assets' carrying value.

Stock-based Compensation. The Company continues to account for stock-based compensation using the intrinsic value method and provides pro forma footnote disclosure of the impact of the fair value method.

Employees
The largest collective bargaining agreement, which covers approximately 17% of the Company's labor force, expires in October 2002.

Advertising Expense
The Company includes advertising expenses in cost of goods sold when the advertisement occurs. Total gross advertising expense amounted to $337.6 million, $336.0 million and $325.7 million in 1998, 1997 and 1996, respectively. Capitalized advertising costs were $1.7 million, $2.5 million and $4.0 million in 1998, 1997 and 1996, respectively.

Reclassification
The 1997 and 1996 financial statements have been reclassified to conform to the current year presentation.

New Accounting Standard
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". The statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has determined that this statement will not have a material impact on the financial results of the Company.

Merger Agreement
On August 2, 1998 the Company entered into an Agreement and Plan of Merger (the Merger Agreement) among the Company, Albertson's, Inc. (Albertson's) and Abacus Holdings, Inc., a wholly-owned subsidiary of Albertson's (Merger Sub), pursuant to which Merger Sub would be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Albertson's. Each share of the Company's Common Stock would be converted into the right to receive 0.63 shares of Albertson's Common Stock, with cash paid in lieu of any fractional shares. The transaction is intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for U.S. federal income tax purposes. On November 12, 1998, the stockholders of the Company and Albertson's approved the Merger Agreement. The merger is subject to certain conditions, including, among others, regulatory approvals and other customary closing conditions.

In connection with the Merger Agreement, the Company and Albertson's entered into reciprocal stock option agreements pursuant to which (a) the Company granted Albertson's an option to purchase up to 54.5 million shares of Company Common Stock (but in no event more than 19.9% of the outstanding shares of Company Common Stock at the time of exercise) under certain circumstances and upon the terms and conditions set forth in the stock option agreement, at an exercise price of $30.24 per share and (b) Albertson's granted the Company an option to purchase up to 48.8 million shares of Albertson's Common Stock (but in no event more than 19.9% of the outstanding shares of Albertson's Common Stock at the time of exercise) under certain circumstances and upon the terms and conditions set forth in the stock option agreement at an exercise price of $48.00 per share.

Inventories
Approximately 94% of inventories are accounted for using the LIFO (last-in, first-out) method for inventory valuation. If the FIFO (first-in, first-out) and average cost methods had been used, inventories would have been $334.3 million, $327.0 million and $324.5 million higher at year-end 1998, 1997 and 1996, respectively. The LIFO charge to earnings was $7.4 million in 1998, $2.4 million in 1997 and $11.4 million in 1996. Under this method, the cost of merchandise sold that is reported in the financial statements approximates current costs and thus reduces the distortion in reported earnings due to inflation or deflation.

Debt
The Company has a $1.0 billion universal shelf registration statement of which $500 million has been designated for the Company's Series B Medium Term Note Program. On March 19, 1998, the Company issued $45 million of 6.5% notes due March 20, 2008, under the outstanding Series B Medium Term Note Program. On March 30, 1998, the Company issued an additional $100 million of 7.1% notes due March 20, 2028, under the same program. Proceeds were used to refinance short-term debt and for general corporate purposes. At year-end 1998, the Company had $855 million available under the universal shelf registration statement.

During the first quarter of 1998, the Company repaid $50 million of its outstanding Series A Medium Term Notes which had an average interest rate of 8.4%.

The Company has a $1.0 billion commercial paper program supported by a $1.5 billion revolving credit facility, and $230 million of uncommitted bank lines, which are used for overnight and short-term bank borrowings. On September 22, 1998, the Company entered into a $300 million revolving credit agreement with five financial institutions which also supports the commercial paper program. Interest rates for borrowings under the agreement are established at the time of borrowing through three different pricing options. The agreement terminates on the earlier of i) effective date of consummation of the Merger, ii) the date which is 30 days after the date the Merger Agreement is terminated, or iii) July 1, 1999. At year-end 1998, the Company had $325 million of debt outstanding under the $1.5 billion credit facility, $993 million outstanding under the commercial paper program, and $226 million outstanding under uncommitted bank lines, leaving unused committed borrowing capacity of $256 million.

The Company capitalized interest costs associated with construction projects of $6.2 million, $16.2 million and $10.6 million in 1998, 1997 and 1996, respectively. The Company made cash payments for interest (net of amounts capitalized) of $235.7 million, $204.3 million and $160.8 million in 1998, 1997 and 1996, respectively.

The aggregate amounts of debt maturing in each of the next five fiscal years are listed below:


(In thousands of dollars)
---------------------------------------------------------------------------------------- --------------------

1999                                                                                                $ 42,880
2000                                                                                                 164,747
2001                                                                                                  35,426
2002                                                                                               1,832,723
2003                                                                                                 117,856
Thereafter                                                                                         1,227,208
Total debt                                                                                         3,420,840
Capital lease obligations                                                                             51,840
Total debt and obligations under capital leases                                                   $3,472,680

The Company's various loans secured by real estate are collateralized by properties with a net book value of $225.6 million at year-end 1998.




A summary of debt is as follows:

(In thousands of dollars)                                                    1998              1997              1996
---------------------------------------------------------------- ----------------- ----------------- -----------------

Public Debt (unsecured):
7.5% Debentures due 2037, put option 2009                             $  200,000         $   200,000
8.0% Debentures due 2026                                                 350,000             350,000      $  350,000
7.9% Debentures due 2017                                                 100,000             100,000
7.4% Notes due 2005                                                      200,000             200,000         200,000
Medium Term Notes--fixed interest rates
  due 1999 through 2028--average interest
  rate 7.3% in 1998 and 7.9% in 1997 and
  1996                                                                   295,000             200,000         250,000
9-1/8% Notes due 2002                                                    249,461             249,320         249,191

Bank Borrowings (unsecured):
Revolving credit facilities--variable
  interest rates, effectively due 2002--
  average interest rates 5.8% in 1998,
  5.9% in 1997 and 5.7% in 1996                                          325,000             512,000         957,000
Lines of credit and commercial paper--
  variable interest rates, effectively
  due 2002 -- average Interest rates 5.7%
  in 1998, 5.9% in 1997 and 5.6% in 1996                               1,218,966             945,899         183,000
Notes due 2004--average interest rate
  6.3%                                                                   200,000             200,000
Other borrowings--due 2000--average
  interest rates 6.6% in 1998, 1997 and
  1996                                                                    75,000              75,000          75,000

Other Unsecured Debt:
9.8% due in 1999                                                                                             160,000
10.6% due in 2004                                                         93,337             108,893         108,893
Other--due through 2001                                                   50,343              31,505           2,988

Debt Secured by Real Estate:
Fixed interest rates--due through 2014--
  average interest rate 13.4% in 1998,
  13.4% in 1997 and 13.3% in 1996                                         63,733              69,548          77,365
                                                                 ----------------- ----------------- -----------------
Outstanding debt                                                       3,420,840           3,242,165       2,613,437
Capital lease obligations                                                 51,840              60,740          65,710
                                                                 ----------------- ----------------- -----------------
Total debt and obligations under capital
  leases                                                               3,472,680           3,302,905       2,679,147

Less current maturities:
  Debt                                                                    42,880              92,407          56,703
  Capital lease obligations                                                6,771               8,528           9,300
                                                                 ----------------- ----------------- -----------------
Long-term debt and obligations under
  capital leases                                                       3,423,029           3,201,970       2,613,144
Long-term capital lease obligations                                       45,069              52,212          56,410
                                                                 ----------------- ----------------- -----------------
Long-term debt                                                        $3,377,960          $3,149,758      $2,556,734
                                                                 ================= ================= =================


During 1997 the Company entered into a $300 million five-year LIBOR basket swap. The agreement diversifies the indices used to determine the interest rate on a portion of the Company's variable rate debt by providing for payments based on foreign LIBOR indices which are reset every three months and also provides for a maximum interest rate of 8.0%. The Company recognized no income or expense in 1998 related to this swap. As of year-end 1998, the estimated fair value of the agreement based on market quotes was a loss of $5.3 million.

On December 15, 1997, a $100 million treasury rate lock agreement was entered into for the purpose of hedging the interest rate on a portion of the debt the Company issued in 1998 under a universal shelf registration statement. In March 1998 the treasury lock was terminated in connection with the issuance of $100 million of notes under the registration statement. The Company realized a net loss of $1.0 million, which is being amortized over the term of the debt as an addition to interest expense.

The Company is exposed to credit losses in the event of nonperformance by the counterparties to its swap agreement. Such counterparties are highly-rated financial institutions and the Company anticipates they will be able to satisfy their obligations under the contract.

The carrying amounts of the Company's bank borrowings with variable interest rates approximate fair value. The fair value of the Company's borrowings with fixed interest rates is estimated using current market quotes, or discounted cash flow analyses, or on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of outstanding debt as of year-end 1998 was $3.7 billion compared to the carrying value of $3.4 billion.

Leases
The Company leases retail stores, offices and warehouse and distribution facilities. Initial lease terms average approximately 20 years, plus renewal options, and may provide for contingent rent based on sales volume in excess of specified levels.

The summary below shows the aggregate future minimum rent commitments at year-end 1998 for both capital and operating leases. Operating leases are shown net of an aggregate $115.1 million of minimum rent income receivable under non-cancelable subleases. Operating leases also exclude the amortization of acquisition-related fair value adjustments.


                                                                              Operating                   Capital
(In thousands of dollars)                                                        Leases                    Leases
--------------------------------------------------------------- ------------------------ -------------------------
1999                                                                         $  181,980                 $ 12,430
2000                                                                            169,962                   10,604
2001                                                                            158,306                    9,177
2002                                                                            146,916                    8,246
2003                                                                            138,193                    7,564
Thereafter                                                                    1,254,516                   44,355
                                                                                         -------------------------
                                                                ========================
Total minimum rent commitments                                               $2,049,873                   92,376
                                                                ========================
Less executory costs (such as taxes,
  insurance and maintenance) included
  in capital leases                                                                                          512
                                                                                         -------------------------
Net minimum lease payments                                                                                91,864
Less amount representing interest                                                                         40,024
                                                                                         =========================
Obligations under capital leases,
  including $6,771 due within one year                                                                   $51,840
                                                                                         =========================


There were no additions to obligations under capital leases in 1998. Rent expense, excluding the amortization of acquisition-related fair value adjustments of $13.5 million in 1998, $13.9 million in 1997 and $14.2 million in 1996, was as follows:


                                                  Minimum       Sublease                      Contingent         Total
(In thousands of dollars)                            Rent           Rent           Net              Rent          Rent
------------------------------------------ --------------- -------------- ------------- ----------------- -------------

1998                                            $215,880         $20,296      $195,584         $21,342         $216,926
1997                                            $206,749         $17,591      $189,158         $22,729         $211,887
1996                                            $189,105         $15,663      $173,442         $24,305         $197,747


Income Taxes
Federal and state income taxes charged to earnings are summarized below:


(In thousands of dollars)                                          1998               1997              1996
----------------------------------------------------- ------------------ ------------------ -----------------
Current:
  Federal                                                      $228,621           $214,005           $206,313
  State                                                          24,852             23,572             25,731
Deferred:
  Federal                                                       (38,821)             4,847            (12,948)
  State                                                          (4,941)               621             (1,765)
                                                      ================== ================== =================
Federal and state income taxes                                 $209,711           $243,045           $217,331
                                                      ================== ================== =================


Cash payments of income taxes were $247.6 million, $263.3 million and $226.8 million in 1998, 1997 and 1996, respectively.

The Company's effective income tax rate differs from the statutory federal income tax rate as follows:


(Percent of earnings before income taxes)                                  1998           1997           1996
---------------------------------------------------------------- --------------- -------------- --------------

Statutory federal income tax rate                                        35.0%           35.0%          35.0%
State income tax rate, net of federal                                     4.9             4.9            4.8
  income tax effect
Goodwill amortization                                                     4.7             4.0            4.2
Merger related stock option charge                                        3.3
Expenses for repurchase of major
  shareholders' common stock                                                              2.3
Tax credits                                                              (0.3)           (0.1)          (0.1)
Other                                                                    (0.3)            0.3           (0.8)
                                                                 =============== ============== ==============
Effective income tax rate                                                47.3%           46.4%          43.1%
                                                                 =============== ============== ==============


Deferred tax benefits and liabilities as of year-end 1998 related to the following temporary differences:

(In thousands of dollars)                                                  Benefits         Liabilities               Total
-------------------------------------------------------------- --------------------- ------------------- -------------------

Basis in fixed assets                                                      $ 33,808           $(267,107)          $(233,299)
Self-insurance reserves                                                     122,887                                 122,887
Purchase accounting valuation                                                16,299            (253,483)           (237,184)
Compensation and benefits                                                   127,698             (30,250)             97,448
Other, net                                                                   97,221            (125,584)            (28,363)
                                                               ===================== =================== ===================
Deferred tax benefits and liabilities                                      $397,913           $(676,424)          $(278,511)
                                                               ===================== =================== ===================

No valuation allowances have been considered necessary in the calculation of deferred tax benefits.


Stock Compensation Plans

Variable Accounting Treatment for Option Plans
Stock options and certain shares of restricted stock granted under the Company's stock option and stock award plans automatically vest upon a change of control, which is defined in plans adopted prior to June 1997 (Pre-1997 Plans) as stockholder approval of the Merger or, for options granted under the Company's 1997 Stock Option and Stock Award Plan and the 1997 Stock Plan for Non-Employee Directors (1997 Plans), upon the later of stockholder approval or regulatory approval of the Merger. All options outstanding on the consummation of the merger will be converted into options to acquire shares of Albertson's Common Stock. In addition, option holders have the right (limited stock appreciation right or LSAR), during an exercise period of up to 60 days after the occurrence of a change of control (but prior to consummation of the Merger), to elect to surrender all or part of their options in exchange for shares of Albertson's Common Stock having a value equal to the excess of the change of control price over the exercise price (which shares will be deliverable upon the Merger). The change of control price is defined as the higher of (i) the highest reported sales price during the 60-day period ending prior to the respective dates of the "change of control", or (ii) the price paid to stockholders in the Merger, subject to adjustment in both cases if the exercise period is less than 60 days.

Approval of the Merger Agreement on November 12, 1998 by the Company's stockholders accelerated the vesting of 10.2 million stock options granted under Pre-1997 Plans (approximately 60% of the outstanding stock options) and permitted the holders of these options to exercise LSARs. The exercisability of
10.2 million LSARs resulted in the Company recognizing a $195.3 million merger related stock option charge during the fourth fiscal quarter of 1998. This charge was recorded based on the difference between the average option exercise price of $19.15 and the average market price at measurement dates of $38.29. Of the 10.2 million options, 6.3 million were exercised using the LSAR feature, 1.7 million were exercised without using the LSAR, and 2.2 million shares reverted back to fixed price options due to the expiration of the LSAR on January 10, 1999.

The actual change of control price used to measure the value of the 6.3 million LSARs will not be determinable until the date the Merger is consummated or the Merger Agreement is terminated. Additional charges or income would be recognized in each quarter until the Merger is consummated if the change of control price is higher or lower than the amounts assumed for purposes of the foregoing estimates. If the Merger is consummated, the foregoing charges will be non-cash.

LSARs relating to the approximately 6.5 million remaining stock options issued under the 1997 Plans will become exercisable upon regulatory approval of the Merger, which would result in recognition of an additional charge estimated at $100 million based upon an average exercise price of $23.72 and assuming an estimated change of control price of $39.19. The actual change of control price used to measure the value of the LSARs will not be determinable until the date the Merger is consummated or the Merger Agreement is terminated. If the Merger is consummated, the foregoing charges will be non-cash.

Fixed Stock Option Plans
The Company's Stock Option and Stock Award Plans (Plans) provide for the grant of options to purchase shares of common stock and the issuance of restricted stock awards, subject to certain antidilution adjustments. At year-end 1998, there were 7.1 million shares reserved for future grants or awards under the Company's Plans.

A summary of the Company's stock option activity and related information for 1998, 1997 and 1996 follows:


                                                       1998                          1997                         1996
                                           ----------------------------- ----------------------------- ----------------------------
                                                           Weighted-Average            Weighted-Average             Weighted-Average
                                                           Exercise                    Exercise Price               Exercise Price
                                                           Price
(Options in thousands)                            Options                     Options                      Options
------------------------------------------ --------------- ------------- ------------- --------------- ------------ ---------------

Outstanding at beginning                          18,268         $20.67         6,030          $14.36        3,840          $11.37
  of year
Granted                                              214         $24.82        13,210          $23.14        2,712          $17.91
Exercised
  Cash                                            (2,374)        $15.91          (436)         $11.34         (269)         $ 8.70
  LSARs                                           (6,337)        $20.03
Forfeited / Expired                               (1,128)        $20.19          (536)         $18.21         (253)         $13.00
                                           ===============               =============                 ============
Outstanding at end of year                         8,643         $22.61        18,268          $20.67        6,030          $14.36
                                           ===============               =============                 ============

Exercisable at end of year                         2,833         $20.36         1,056          $15.13          424          $ 8.70
Reserved for future grants                         7,071                        6,368                        3,596


Exercise prices for outstanding options as of year-end 1998 ranged from $8.72 to $24.88 and the weighted-average remaining contractual life of those options is
6.8 years.


Employee Stock Purchase Plan
The Company's Employee Stock Purchase Plan (ESPP), which began January 1, 1996 enables eligible employees of the Company to subscribe for shares of common stock on quarterly offering dates at a purchase price which is the lesser of 85% of the fair market value of the shares on the first day or the last day of the quarterly offering period. For financial reporting purposes, the discount of 15% is treated as equivalent to the cost of issuing stock. During 1998 employees contributed $15.2 million to the ESPP program and 0.8 million shares were issued. Since the ESPP's inception, employees have contributed $45.9 million and
2.6 million shares have been issued. Purchases of stock through ESPP were suspended following the third quarter 1998 purchases pursuant to the Merger Agreement with Albertson's.

Long Term Incentive Plans
During 1997 the Company modified the Long Term Incentive Plan for 1996-1998 to provide participants with the option to receive shares of restricted stock in lieu of cash as originally provided. The number of shares issued to participants electing to receive shares of stock was based on the projected value of the Plan pay-out. The 184,701 shares issued under the 1996-1998 Plan will vest on April 1, 1999.

Performance Incentive Program
The 1998 Performance Incentive Program provides certain of the Company's key executives an incentive award of shares of two-year restricted stock if certain Company performance objectives are attained for the 1998 fiscal year. The
Company exceeded its annual performance goal for 1998 and awards under this program amount to approximately 209,000 shares which will be issued in March 1999.

Key Executive Equity Program
In 1997 the Company established the Key Executive Equity Program (KEEP), a stock-based management incentive program. A total of approximately 13.4 million stock options were granted to 169 of the Company's officers in connection with the KEEP with an exercise price of $22.50 to $24.88 per share. The KEEP involves the grant of market-priced stock options that would ordinarily begin to vest on the fifth anniversary of the grant date but which will vest on an accelerated basis with respect to one-half of the grant if minimum stock ownership requirements are satisfied, and with respect to the other half of the grant if the ownership requirements are met and the Company achieves annual performance goals. The KEEP options will vest and the minimum stock ownership requirements will expire upon regulatory approval of the merger.

To assist the KEEP participants in meeting the stock ownership requirement, the Company issued full recourse interest bearing stock purchase loans to 18 participants to acquire additional shares of the Company's stock. The stock purchased by the participants was purchased on the open market. The purchase loans have a maturity date of April 1, 2002 and accrue interest at 8.5%, reset annually at the then current prime rate. Outstanding loan balances at year-end 1998 totaled $1.9 million.


Stock Plan for Non-Employee Directors
During 1997 the shareholders approved the 1997 Stock Plan for Non-Employee Directors (Directors' Plan), which provides for: 1) the grant of 2,000 shares annually of the Company's Common Stock (Retainer Stock), 2) the grant on an annual basis of stock options to acquire 1,200 shares of common stock to each participant who satisfies the Minimum Stock Ownership Requirement, and 3) the one time issuance of common stock (173,000 shares in total) to compensate such directors for their respective interests in the Non-Employee Directors' Retirement Plan (Retirement Stock), which was terminated concurrently with the adoption of the Directors' Plan.

Retirement Stock (and dividends thereon which are reinvested in stock) will be delivered to a participant on the earlier of: 1) death of Participant, 2) change of control or, 3) the later of the date the Participant attains age 65 or the date the Participant ceases to serve as a Director. Compensation expense related to the Retirement Stock and Retainer Stock decreased pre-tax earnings by $3.4 million in 1998 and $4.0 million in 1997. The options vest upon regulatory approval of the Merger.

Fair Value Disclosures
The Company's pro forma compensation expense under the fair value method, utilizing the Black-Scholes option valuation model, for fixed stock options granted and for the ESPP in 1998, 1997 and 1996, after income taxes, was $15.1 million for 1998, $12.9 million for 1997 and $4.8 million for 1996. Pro forma net income would have been $351.3 million in 1998, $267.7 million in 1997 and $282.5 million in 1996. Diluted earnings per share would have been $1.26 for 1998, $.97 for 1997 and $.97 for 1996.

The 1998 pro forma net income of $351.3 million resulted from reported net income of $233.7 million, less the 1998 pro forma compensation expense after income taxes of $15.1 million, and the elimination of the merger related stock option charge of $132.7 million ($195.3 million pretax less $62.6 million tax impact).

The fair value of options estimated at the date of grant assumes an average expected volatility of 21.2% and dividend yield of 1.8%. Other assumptions for 1998, 1997 and 1996 are as follows:


                                                           1998                   1997                   1996
                                                     ----------------------- ---------------------- ------------------------
                                                         Options       ESPP       Options     ESPP       Options       ESPP
---------------------------------------------------- ------------ ---------- ------------- -------- ------------- ----------

Average risk-free interest rate                             4.7%       5.1%         6.6%       5.0%        6.1%        5.1%
Average life of options (years)                             6.5         .25         7.0         .25        4.0          .25
Average vesting date (years)                                3.9        2.0          5.0        2.0         3.0         2.0


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employee stock options.


Because the fair value method of accounting for stock-based compensation has not been applied to options granted prior to January 1, 1995, the preceding pro forma compensation cost may not be representative of expected costs in future years.

Stock Purchase Incentive Plans
In 1992 the Company's shareholders approved both the American Stores Company Key Executive Stock Purchase Incentive Plan and the American Stores Company Board of Directors Stock Purchase Incentive Plan (Plans). The Company awarded to certain directors and key executive officers the right to purchase a specified number of shares of the Company's stock and extended to such directors and officers full recourse interest bearing, 8-year loans to acquire the stock.

During fiscal 1997 and 1998 the performance cycle for participants in the Plans ended and each received a deferred award, which was applied toward repayment of their loans. The balance of the loans, together with accrued and unpaid interest thereon, is payable in three equal installments on the sixth, seventh and eighth anniversaries of the purchase date. The aggregate principal of these loans outstanding is recorded as Other Assets in the balance sheet and as of January 30, 1999, the aggregate outstanding balance (including accrued and unpaid interest) was $1.9 million.

Repurchase of Common Stock
In June 1996 the Company authorized a stock repurchase program of up to four million shares of common stock (not including the repurchase of shares from the Selling Stockholders). During 1996 0.1 million shares were repurchased. There were no repurchases of common stock under the repurchase program during 1998 and 1997. On August 2, 1998, the Company terminated the stock repurchase program.

Postretirement Health Care Benefits
The Company provides certain health care benefits to eligible retirees of certain defined employee groups under two unfunded plans, a defined dollar and a full coverage plan.


Change in Benefit Obligation

(In thousands of dollars)                                                        1998              1997           1996
--------------------------------------------------------------------- ---------------- ----------------- --------------

Benefit obligation at beginning of year                                       $54,029          $52,883         $51,671
Service cost (with interest)                                                      670              917             671
Interest cost                                                                   3,471            3,816           3,896
Plan amendments                                                                   496
Actuarial (gain)/loss                                                          (6,880)             431             632
Benefits paid                                                                  (4,069)          (4,018)         (3,987)
                                                                      ================ ================= ==============
Benefit obligation at end of year                                             $47,717          $54,029         $52,883
                                                                      ================ ================= ==============

Change in Plan Assets

(In thousands of dollars)                                                        1998              1997             1996
--------------------------------------------------------------------- ---------------- ----------------- ----------------

Fair value of plan assets at
  beginning of year                                                             $    0          $    0           $    0
Employer contribution                                                            4,069           4,018            3,987
Benefits paid                                                                   (4,069)         (4,018)          (3,987)
                                                                      ================ ================= ================
Fair value of plan assets at
  end of year                                                                   $    0          $    0           $    0
                                                                      ================ ================= ================

Funded status                                                                 $(47,717)       $(54,029)        $(52,883)
Unrecognized net actuarial (gain)                                              (18,098)        (12,058)         (12,969)
Unrecognized prior service cost                                                    446
                                                                      ================ ================= ================
Accrued postretirement benefit
  obligation (APBO)                                                           $(65,369)       $(66,087)        $(65,852)
                                                                      ================ ================= ================

Discount rate as of end of year                                                  7.0%             7.5%             7.5%


For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease to 6% for 2000 and remain at that level thereafter. For the defined dollar plan, no future increases in the Company's subsidy level was assumed.


Components of Net Periodic Benefit Cost

(In thousands of dollars)                                                        1998              1997             1996
--------------------------------------------------------------------- ---------------- ----------------- ----------------

Service cost (with interest)                                                   $  670           $  917           $  671
Interest cost                                                                   3,471            3,816            3,896
Amortization of prior service cost                                                 50
Recognized net actuarial (gain)                                                  (840)            (480)            (789)
                                                                      ---------------- ----------------- ----------------

Net periodic benefit cost                                                      $3,351           $4,253           $3,778
                                                                      ================ ================= ================

A prior service cost is caused by plan changes. The Company amended the plan to reduce the first eligibility age for retirement from age 57 (with 10 years of full-time service or 20 years of part-time service) to age 54 (with 10 years of full-time service or 20 years of part-time service). The cumulative effect of this plan change results in an APBO increase of $496,000.

The Company has multiple nonpension postretirement benefit plans. With the exception of the plans for grandfathered retirees, the health care plans are contributory, with participants' contributions adjusted annually. The accounting for the health care plans anticipates that the Company will not increase its contribution for health care benefits for non-grandfathered retirees in future years.

Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                             One-Percentage-Point
(In thousands of dollars)                          Increase             Decrease

Effect on total of service and interest
   cost components                                  $139                  $(123)

Effect on postretirement benefit obligation       $1,992                $(1,763)

Since the subsidy level for the defined dollar plan is fixed, a trend increase or decrease has no impact on that portion of the obligation.

Retirement Plans
The Company sponsors and contributes to a defined contribution retirement plan, American Stores Retirement Estates (ASRE). This plan was authorized by the Board of Directors for the purpose of providing retirement benefits for associates of American Stores Company and its subsidiaries. The plan covers associates meeting age and service eligibility requirements, except those represented by a labor union, unless the collective bargaining agreement provides for participation. Contributions to ASRE are made at the discretion of the Board of Directors.

The Company also contributes to multi-employer defined benefit retirement plans in accordance with the provisions of the various labor contracts that govern the plans. The multi-employer plan contributions are generally based on the number of hours worked. Information about these plans as to vested and non-vested accumulated benefits and net assets available for benefits is not available.


Retirement plans expense was as follows:

(In thousands of dollars)                                                 1998             1997                 1996
--------------------------------------------------------- --------------------- ---------------- --------------------

Company sponsored plans                                               $ 92,966         $ 93,342             $ 88,106
Multi-employer plans                                                    76,202           71,938               95,822
                                                          ===================== ================ ====================
Retirement plans expense                                              $169,168         $165,280             $183,928
                                                          ===================== ================ ====================

Restructuring and Impairment
In 1996 the Company recorded special charges  aggregating  approximately  $100.0 million before taxes, or $.21 per diluted share, related primarily to its re-engineering initiatives. The special charges are included in cost of merchandise sold ($10.0 million), operating and administrative expense ($12.9 million) and restructuring and impairment ($77.1 million). The components of the charge include: warehouse consolidation costs, administrative office consolidation costs, asset impairment costs, closed store costs and other miscellaneous charges. The remaining reserve as of the 1998 fiscal year end of $11.2 million relates primarily to the remaining lease commitments for the administrative office consolidation costs.

Environmental
The Company has identified environmental contamination sites related primarily to underground petroleum storage tanks and ground water contamination at various store, warehouse, office and manufacturing facilities (related to current operations as well as previously disposed of businesses). The Company conducts an on-going program for the inspection and evaluation of new sites proposed to be acquired by the Company and the remediation/monitoring of contamination at existing and previously owned sites. Undiscounted reserves have been established for each environmental contamination site unless an unfavorable outcome is remote. Although the ultimate outcome and expense of environmental remediation is uncertain, the Company believes that required remediation and continuing compliance with environmental laws, in excess of current reserves, will not have a material adverse effect on the financial condition or results of operations of the Company. Charges against earnings for environmental remediation were not material in 1998, 1997 or 1996.

Legal Proceedings
On September 13, 1996, a class action lawsuit captioned McCampbell et al. v. Ralphs Grocery Company, et al. was filed in the San Diego Superior Court of the State of California against the Company and two other grocery chains operating in southern California. The complaint alleges, among other things, that the Company and others conspired to fix the retail price of eggs in southern California. The Company believes it has meritorious defenses to plaintiffs claims and plans to vigorously defend the lawsuit.

The Company is also involved in various other claims, administrative proceedings and other legal proceedings which arise from time to time in connection with the conduct of the Company's business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

Employment Contracts
During 1994 and 1995 the Company entered into Employment Agreements (Agreements) with 17 of the Company's key executive officers. The Agreements, as amended, expire on October 31, 2001 and are automatically renewed for subsequent one-year terms, unless they are individually terminated by the Company at least two years prior to the end of the term. Each Agreement contains usual and customary terms of employment agreements and provides the officers with a special long-range payout. The executives are entitled to receive an annual payment for a period of 20 years beginning at age 57 or upon termination of employment, whichever occurs later. The payout is calculated as a percentage of the executive's average target compensation objective during the last two years of his or her employment under the Agreement. The payout ranges from 9% to 40% based on years of service with the Company. The payout will be forfeited if the executive enters into competition with the Company.

The Company also entered into an employment agreement with the Company's Chairman and Chief Executive Officer in 1994 which, as amended, expires on October 31, 2002, and is automatically renewed for subsequent two-year terms unless terminated by the Company at least three years prior to the end of the term. The agreement provides for an annual payout that vests over an eight-year period which, if fully vested, would equal approximately $710,000 adjusted for inflation. Payments will be made over the life of the executive and his spouse. The payout will be forfeited if the executive enters into competition with the Company. In the event the Merger closes, the foregoing agreement will be superseded by a Termination and Consulting agreement (the Consulting Agreement) between the executive, the Company and Albertson's, Inc. The Consulting Agreement provides, among other things, for a lump sum payment of the present value of the payout, which is currently estimated at $11.0 million based upon an assumed discount rate of 7.75%, and which will have vested in full upon consummation of the Merger.

Quarterly Results (unaudited)
In the opinion of management, all adjustments necessary for a fair presentation have been included:


(In thousands of dollars,                             First           Second             Third             Fourth           Fiscal
except per share data)                              Quarter          Quarter           Quarter            Quarter             Year
                                                                                                              (4)
------------------------------------------ ----------------- ---------------- ----------------- ----------------- -----------------

1998 (1)
Sales                                           $4,872,686         $4,950,016      $4,847,756         $5,196,267         $19,866,725
Gross profit                                     1,266,542          1,318,970       1,299,751          1,420,563           5,305,826
Operating profit                                   174,515            212,492         197,723             88,040             672,770
Net earnings                                        65,861             88,160          80,745             (1,022)            233,744
Basic earnings per share                             $.24              $.32             $.29              $.00                $.85
Diluted earnings per share                            .24               .32              .29               .00                 .84

1997 (2)
Sales                                           $4,747,644         $4,763,174      $4,647,465         $4,980,597         $19,138,880
Gross profit                                     1,250,805          1,286,449       1,234,699          1,327,664           5,099,617
Operating profit                                   167,531            212,420         161,468            227,222             768,641
Net earnings                                        34,225             89,957          60,275             96,163             280,620
Basic earnings per share                             $.12              $.33             $.22              $.35               $1.02
Diluted earnings per share                            .12               .33              .22               .35                1.01

1996 (3)
Sales                                           $4,580,028         $4,625,066      $4,563,362         $4,909,673         $18,678,129
Gross profit                                     1,195,176          1,226,328       1,216,966          1,326,508           4,964,978
Operating profit                                   149,376            185,195         173,985            159,084             667,640
Net earnings                                        64,240             83,129          75,757             64,095             287,221
Basic earnings per share                             $.22              $.28             $.26              $.22                $.98
Diluted earnings per share                            .22               .28              .26               .22                 .98


(1) Fourth quarter 1998 "Operating profit" included a merger related stock option charge of $195.3 million ($.47 per share after tax) related to the exercisibility of 10.2 million limited stock appreciation rights due to the approval by the Company's stockholders of the Merger Agreement.

(2) First quarter 1997 "Other" included charges of $33.9 million related to the sale of stock by a major shareholder and operating profit included charges of $13.4 million related to the sale of a division of the Company's communications subsidiary (total of $.14 per share).

(3)   Fourth  quarter  1996  included  special  charges  totaling $100.0 million
      pre-tax ($.21 per share, after tax) in operating profit, including   $10.0
      million in gross profit.

(4) Operating profit, before special charges and merger related stock option charge, in the fourth quarter has exceeded the prior three quarters in each of the three years presented due to the seasonality of the food and drug retail business and LIFO inventory adjustments. The holiday and the cold and flu season in the fourth quarter benefits the food and drug retail business.


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